As filed with the Securities and Exchange Commission on December 22, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
Lands’ End, Inc.
(Exact Name of Registrant as Specified in its Charter)
________________________

Delaware	36-2512786
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Lands’ End Lane Dodgeville, Wisconsin	53595
(Address of Principal Executive Offices)	(Zip Code)

Sign-On Nonqualified Stock Option Agreement between Lands’ End, Inc. and Jerome S. Griffith
Sign-On Restricted Stock Unit Agreement between Lands’ End, Inc. and Jerome S. Griffith
(Full title of plans)
Dorian R. Williams
Senior Vice President, General Counsel and Corporate Secretary
1 Lands’ End Lane
Dodgeville, Wisconsin 53595
(Name and address of agent for service)
(608) 935-9341
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	294,118(3)	$16.90	$4,970,594.20	$576.09
Common Stock, $0.01 par value per share	117,647(4)	$16.90	$1,988,234.30	$230.44
Total	411,765	$16.90	$6,958,828.50	$806.53

(1)
This registration statement covers an aggregate of 411,765 shares of Lands’ End, Inc.’s common stock, $0.01 par value per share (“Common Stock”) that may be issued by the Registrant pursuant to the agreements described herein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock with respect to the shares registered herewith issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Calculated solely for the purpose of determining the amount of registration fee due for this filing in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices of Common Stock, as reported on The NASDAQ Stock Market on December 16, 2016.

(3)	Represents shares of the Registrant’s common stock issuable pursuant to a nonqualified stock option.

(4)	Represents shares of the Registrant’s common stock issuable upon settlement of Restricted Stock Units.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) filed by Lands’ End, Inc. (the “Company” or the “Registrant”) registers 411,765 shares of the Company’s common stock, par value $0.01 (the “Shares”), 294,118 of which may be issuable pursuant to the Sign-On Nonqualified Stock Option Agreement to be entered into by the Registrant and Jerome S. Griffith, and 117,647 of which may be issuable pursuant to the Sign-On Restricted Stock Unit Agreement to be entered into by the Registrant and Jerome S. Griffith (collectively, the “Awards”), each of which is intended to induce Mr. Griffith with an incentive to become and remain an employee of the Company and increase his interest in the success of the Company. The grants thereunder are employment inducement grants as described in Rule 5635(c)(4) of the NASDAQ Stock Market Listing Rules. The Awards, although not granted pursuant to the Lands’ End, Inc. 2014 Stock Plan (As Amended and Restated) (the “Plan”) are, except as expressly set forth in each Agreement, subject to the terms and provisions of the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the employee as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2016, filed with the Commission on April 1, 2016;

(b)
the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 1, 2016 that are incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2016;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 29, 2016, filed with the Commission on June 2, 2016;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended July 29, 2016, filed with the Commission on September 1, 2016;

(e)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 28, 2016, filed with the Commission on December 1, 2016;

(f)	the Registrant’s Current Reports on Form 8-K filed with the Commission on April 29, 2016, May 12, 2016, May 20, 2016, July 14, 2016, September 26, 2016, and December 19, 2016;

(g)
all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in clause (a) of this Item 3; and

(h)
the description of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), contained in the section captioned “Description of Our Capital Stock” in the Registrant’s Registration Statement on Form 10 (File No. 001-09769) filed with the Commission under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

The documents incorporated by reference into this Registration Statement may include, as exhibits, agreements between us and third parties that contain representations and warranties and other agreements and undertakings by us and third parties. These representations and warranties, agreements and undertakings have been made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties to the agreements in connection with negotiating the terms of the agreements, and have been included in the agreements for the purpose of allocating risk between the parties to the agreements rather than to establish matters as facts. All such representations and warranties, agreements, and undertakings have been made solely for the benefit of the parties to the agreements and should not be relied upon by any other person.
In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
The DGCL also permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, except that no indemnification shall be made if such person failed to act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or if, in respect of any claim, issue or matter, such person shall have been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, and agreement or otherwise.
The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
Each of the Amended and Restated Certificate of Incorporation of Lands’ End, Inc. (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of Lands’ End, Inc. (the “Bylaws”) requires the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (each, a “Proceeding”), against all liability, loss suffered and expenses (including attorney’s fees) reasonably incurred by such person. In general, the Registrant will indemnify such a director or officer who initiates an action, suit or proceeding only if such action, suit or proceeding was authorized by the board of directors of the Registrant.
Each of the Certificate of Incorporation and the Bylaws further requires the Registrant, to the extent not prohibited under applicable law, to pay the expenses (including attorneys’ fees) incurred by a director or officer of the Registrant in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined he or she is not entitled to be indemnified under the terms of the Certificate of Incorporation or the Bylaws, as the case may be, or otherwise.
Pursuant to the Certificate of Incorporation, a director of the Company is not liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except to the extent prohibited by the DGCL, which currently provides that such limitation of liability is prohibited if (i) such director has breached his or her duty of loyalty to the Company or its stockholders, (ii) such director’s acts or omissions are not in good faith or involve intentional misconduct or a knowing violation of law, (iii) such director derived an improper personal benefit from the transaction at issue, or (iv) required by Section 174 of the DGCL.
The foregoing statements are subject to the detailed provisions of Sections 102(b)(7) and 145 of the DGCL and the full text of the Certificate of Incorporation and the Bylaws. The indemnification rights conferred by the Registrant are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, agreement or vote of stockholders or disinterested directors or otherwise.
The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers in amounts that it believes are reasonable under the circumstances.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See Exhibit Index.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dodgeville, Wisconsin, on December 22, 2016.
.

LANDS’ END, INC.
By:	/s/ Dorian R. Williams
Name:	Dorian R. Williams
Title:	Senior Vice President, General Counsel and Corporate Secretary
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Co-Interim Chief Executive Officer, Executive Vice President and Chief Merchandising and Design Officer (Co-Principal Executive Officer)	December 22, 2016
Joseph M. Boitano

*	Co-Interim Chief Executive Officer, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer (Co-Principal Executive Officer and Principal Financial Officer)	December 22, 2016
James F. Gooch

*	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 22, 2016
Bernard L. McCracken

*	Director, Chairman of the Board of Directors	December 22, 2016
Josephine Linden

*	Director	December 22, 2016
Robert Galvin

*	Director	December 22, 2016
Elizabeth Leykum

*	Director	December 22, 2016
John T. McClain

*	Director	December 22, 2016
Jignesh Patel

*	Director	December 22, 2016
Jonah Staw

*By:	/s/ Dorian R. Williams
Dorian R. Williams
Attorney-in Fact

EXHIBIT INDEX

Exhibit	Description

4.1
Amended and Restated Certificate of Incorporation of Lands’ End, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 20, 2014 (File No. 001-09769)).

4.2	Amended and Restated Bylaws of Lands’ End, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 8, 2014 (File No. 001-09769)).

5.1	Opinion of Dorian R. Williams, Esq.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Dorian R. Williams, Esq. (included in Exhibit 5.1).*

24	Powers of Attorney.*

99.1
Lands’ End, Inc. 2014 Stock Plan (As Amended and Restated) (incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2015 (File No. 001-09769)).

99.2	Form of Sign-On Nonqualified Stock Option Agreement between Lands’ End, Inc. and Jerome S. Griffith.*

99.3	Form of Sign-On Restricted Stock Unit Agreement between Lands’ End, Inc. and Jerome S. Griffith.*

* Filed herewith.